UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
April 17, 2018

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On April 17, 2018, director Maria Martinez voluntarily chose to resign as a member of the board of directors of the Company ("Board") effective as of April 17, 2018 and the Board accepted her resignation. There were no disagreements between Ms. Martinez and the Company.
Furthermore, the Board appointed Mr. Guido Karel Maria Jouret, 52, as a member of the Board, which appointment occurred on April 17, 2018, immediately following Ms. Martinez' resignation. Mr. Jouret will also serve on the Strategy Committee of the Board of Directors.
In connection his appointment to the Board of Directors, Mr. Jouret (i) was granted a restricted stock award for Plantronics common stock having a fair market value of $37,500 pursuant to Plantronics amended and restated 2003 Stock Plan and Outside Director Compensation Policy, (ii) will receive a standard quarterly non-employee director cash retainer of $12,500, (iii) will receive a standard quarterly cash retainer for his membership on the Strategy Committee of $1,875, (iv) is eligible to receive a restricted stock award for shares of Plantronics common stock having a fair market value of $150,000 on the date of Plantronics' next annual meeting of stockholders, and (v) will enter into a standard director indemnification agreement with Plantronics.

A copy of the press release announcing the resignation and appointment of directors is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press release issued by Plantronics, Inc. dated April 19, 2018, entitled "Plantronics Announces Guido Jouret as a New Board Member"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 19, 2018	PLANTRONICS, INC.

	By:	/s/ Pam Strayer
	Name:	Pam Strayer
	Title:	Senior Vice President & Chief Financial Officer